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                                                                    EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

                              FOR IMMEDIATE RELEASE

      CALLON PETROLEUM COMPANY SECURES
      $95 MILLION MULTIPLE ADVANCE TERM LOAN

      Natchez, MS (July 5, 2001)--Callon Petroleum Company ( NYSE: CPE / CPE.PrA) reported today that it has entered into a $95 million multiple advance term loan with Duke Capital Partners, LLC. The company issued $45 million of 12% senior notes upon closing of the loan and will issue the remaining $50 million of senior notes prior to June 30, 2002. Under the terms of the agreement Callon also issued warrants to purchase 265,210 shares of its common stock and conveyed an overriding royalty interest equal to 2% of the company's net interest in four deepwater discoveries. The senior notes will mature March 31, 2005. Proceeds will be used to fund capital expenditures and for general corporate purposes.


      Fred L. Callon, President and Chief Executive Officer, explains "the proceeds from this financing, when combined with cash flow and current availability under our senior secured credit facility, will fund our primary capital budgets for the balance of this year, as well as next year."

      Callon points out that this would include completion of and bringing online the Medusa deepwater discovery, currently scheduled to begin production in the fourth quarter of 2002. It also includes ongoing delineation and development drilling programs at three additional deepwater discoveries, and an ongoing exploration program in both the shelf and deepwater regions of the Gulf of Mexico.

      "With Medusa scheduled to be online by the end of 2002 and our Habanero deepwater discovery expected to begin production in the second half of 2003, we expect our ability to fund future capital expenditures with internally generated cash flow will change substantially after 2002," Callon continues. "This new financing with Duke Capital Partners is custom tailored to meet our needs. The funds will be advanced on a when-needed basis, and we will have adequate flexibility to fund additional capital requirements that may arise during the term of these notes. By the time the notes mature, three of our deepwater discoveries should not only have come online, but they also will have demonstrated established production histories."

      Callon adds "we expect this facility to meet our capital needs to develop our oil and gas properties through 2002. However, additional capital requirements may result from greater than anticipated success rates from our ongoing shelf and deepwater exploration programs and the refinancing of our senior subordinated notes due 2002."

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      Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

      This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those related to our future capital needs, future capital availability, and the timing and success of future development operations. These forward-looking statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Such factors include prices of oil and gas, inaccuracies in predicting the timing of future operations, possible cost overruns, operational risks and other risks. These factors are discussed at length in Callon's annual report on Form 10-K for fiscal year 2000 filed with the SEC.


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